                                                                    EXHIBIT 99.1

                    EVERGREEN RESOURCES SELLS $100 MILLION OF

                         4.75% SENIOR CONVERTIBLE NOTES

Denver, Colorado, December 13, 2001 ...EVERGREEN RESOURCES, INC. (NYSE: EVG) announced today that it agreed to privately place $100 million aggregate principal amount of 4.75% senior convertible notes due 2021.

The notes will be unsecured obligations, convertible into Evergreen common stock at the option of the holder under certain circumstances at a conversion price of $50.00 per share. The notes will rank on parity in right of payment with all of the company's existing and future senior indebtedness, and senior in right of payment with all future subordinated indebtedness. Holders may require the company to repurchase the notes on December 20, 2006, December 15, 2011 and December 15, 2016 at a repurchase price of 100% of the principal amount of notes plus accrued and unpaid interest. In addition, the notes contain certain repurchase provisions upon a change of control. On December 20, 2006, the company may pay the repurchase price in cash, in shares of Evergreen common stock, or in any combination of cash and common stock. On December 15, 2011 and December 15, 2016, the company must pay the repurchase price in cash.

The placement of the notes is expected to close on December 18, 2001. Evergreen intends to use the net proceeds of this offering to repay borrowings under its credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Evergreen Resources, Inc. is an independent energy company engaged in the exploration, development, production, operation and acquisition of unconventional natural gas properties. Evergreen Resources' common stock is traded on the New York Stock Exchange under the symbol "EVG."

This press release contains forward-looking statements within the meaning of federal securities laws, including forward-looking statements regarding the company's future performance. These statements are subject to various uncertainties. Actual results could differ materially from these forward-looking statements as a result of a variety of risks, including, among others, risks that production and reserve estimates are inaccurate or gas prices change such that reserves become uneconomic. Accordingly, there can be no assurance that actual results will be as projected in these forward-looking statements.

                         CONTACT:  John B. Kelso, Manager of Investor Relations
                                   (303) 298-8100